RUBY CREEK RESOURCES ANNOUNCES NEW BOARD MEMBER

NEW YORK, NY, September 15, 2010 -- Ruby Creek Resources, Inc. (OTCBB: RBYC), a gold exploration and mining company with operations in Tanzania, announces that Mr. David Bukzin has joined the Board of Directors. Mr. Bukzin is a significant shareholder of Ruby Creek and has just returned from Tanzania and his first trip to the Mkuvia Gold Project.

Mr. Bukzin is the Partner-in-Charge of Marcum LLP's SEC Practice Group. Marcum is one of the nation s largest independent public accounting and advisory services firms. He founded and spearheads several of the Marcum s practice areas. As the Partner-In-Charge of the SEC Practice, Broker-Dealer Services and Transaction Services groups, he assists clients with regulatory compliance issues, complex deal structures, raising capital and formulating strategic plans and alliances. In addition to working as a Certified Public Accountant, Mr. Bukzin is a specialist in the area of business valuation, especially as it applies to mergers and acquisitions, and corporate finance transactions. He received his B.B.A. from Baruch College in 1988. Mr. Bukzin maintains memberships with the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Mr. Bukzin commented: I was very impressed with the obvious progress being made toward bringing the Mkuvia Gold Project into full operation and I am pleased to join what I see as an outstanding and professional team .

Mr. Robert Slavik, President and CEO of Ruby Creek Resources said, I am extremely happy that Mr. Bukzin has joined Ruby Creek s Board of Directors. I know David will help us considerably as we grow our Ruby Creek .

About Ruby Creek Resources, Inc.

Ruby Creek Resources, Inc. (www.rubycreekresources.com) is a gold exploration and mining company operating in Tanzania. Ruby Creek currently operates through its 70% owned company, Ruby Creek Resources (Tanzania) Limited. Ruby Creek Tanzania is the operator of the Mkuvia Gold Project, is establishing infrastructure and has commenced the permitting process in support of the full development and commencement of operations on the Project.

Forward-Looking Statements

This news release may include certain Forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act, as amended. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. This notice expressly qualifies all forward-looking statements in this release. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward- looking statements are necessary estimates reflecting the Company s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors, which may be identified, from time to time in the Company s public announcements.

Signed
Robert Slavik

Robert Slavik
President, Ruby Creek Resources, Inc.